Exhibit 10.12

EMPLOYMENT AGREEMENT

AMENDMENT #1

This Employment Agreement Amendment #1 (“Amendment #1”) is entered into as of March 13, 2008, by and between TRINITY CAPITAL CORPORATION, a New Mexico corporation (“Trinity”), LOS ALAMOS NATIONAL BANK, a national banking association (“LANB”), TITLE GUARANTY & INSURANCE COMPANY, a New Mexico corporation (“Title Guaranty”), each with their principal offices in Los Alamos, New Mexico (collectively, the “Companies”), and STEVE W. WELLS (“Wells”), and describes the terms and conditions modifying the Employment Agreement (the “Employment Agreement”) between Companies and Wells dated January 16, 2007.

WHEREAS, Companies entered into the Employment Agreement believing it to be in their best interests that Wells continue to be employed by the Companies on the terms and conditions contained therein and Wells was willing to be so employed; and

WHEREAS, the Parties wish to modify certain terms and conditions of the Employment Agreement as provided herein to comply with recent changes in the laws and regulations.

NOW, THEREFORE, in consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1.

Expenses: Section C.4.c. of the Employment Agreement is hereby modified to provide that all reimbursement of expenses shall occur by the end of the year following the year in which such expenses were incurred. Any request for reimbursement past this time period will not be paid.

2.

Cure Period: Section D.6.b. of the Employment Agreement is hereby modified to provide Wells must provide any advance written notice of this intention to terminate his employment pursuant to a Detrimental Change in Duties within ninety (90) days of the initial occurrence of such a condition. In addition, Trinity, or its successor, shall have thirty (30) days to cure the condition specified in such notice of Detrimental Change in Duties.

3.	Definition of “Specified Employee”: The following definition shall be added to Section D.9. of the Employment Agreement to define the term “specified employee”:

A Specified Employee is defined as:

An employee who, at any time during the plan year, is—

(i) an officer of the employer having an annual compensation greater than $130,000,

(ii) a 5-percent owner of the employer, or

Employment Agreement Amendment #1

Steve W. Wells

(iii) a 1-percent owner of the employer having an annual compensation from the employer of more than $150,000.

For purposes of clause (i), no more than 50 employees (or, if lesser, the greater of 3 or 10 percent of the employees) shall be treated as officers. In the case of plan years beginning after December 31, 2002, the $130,000 amount in clause (i) shall be adjusted at the same time and in the same manner as under section 415(d) of the Internal Revenue Code, except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000. For purposes of determining the number of officers taken into account under clause (i), employees described in section 414(q)(5) of the Internal Revenue Code shall be excluded.

4.	Separation of Service: The following subsection shall be added as Section D.12 of the Employment Agreement:
12.

Separation of Service. Termination of Wells’ employment shall be deemed to occur only where such termination satisfies the definition of a “separation of service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended from time to time.

5.	Section 409A: The following section shall be added as section J of the Employment Agreement:
J.

Section 409A. It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Wells to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in Wells being subject to payment of additional income taxes or interest under Code Section 409A, the Parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A.

Employment Agreement Amendment #1

Steve W. Wells

IN WITNESS WHEREOF, the Companies have caused this Employment Agreement Amendment #1 to be executed by its duly authorized officer and Steve W. Wells has hereunto signed this Amendment #1 on the date first above written.

STEVE W. WELLS	TRINITY CAPITAL CORPORATION

/s/ Steve W. Wells                                                             /s/ Robert P. Worcester

Steve W. Wells	By:	Robert P. Worcester
	Its:	Compensation Committee Chair